EXHIBIT 2.3


       CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                     (after issuance of stock)
                      BETA TECH ROBOTICS, INC.

We, the undersigned President and Secretary of Beta Tech Robotics, Inc. do hereby certify:

That the Board of Directors of said corporation at a meeting duly convened and held on the 14th day of August, 1996, adopted a resolution to amend the original articles as follows:

Article One is hereby amended to read as follows:

The name of the corporation is to be Axion Spatial Imaging, Inc.

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is Four million, nine hundred thousand (4,900,000), that said change and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

                                       /s/
                                       _______________________
                                       President and Secretary


State of Arizona  )
)ss.
County of Maricopa )

On this 14th day of August, 1996, personally appeared before me, a Notary Public, Robert J. Grill who acknowledged that he executed the above instrument.
                                                 /s/ ????
                                                 __________________

                                                 Notary Public

    FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA

AUG 28, 1996

DEAN HELLER SECRETARY OF STATE

C 6557-84

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